Exhibit 99.1
NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	Thomas A. Young, Jr.
May 13, 2008		Paul M. Harbolick, Jr.
(703) 814-7200
Alliance Bankshares Reports 1st Quarter 2008 Results
CHANTILLY, VA — Alliance Bankshares Corporation (NASDAQ — ABVA) today reported first quarter results. We had a net loss of $2,078,000 for the first quarter 2008 compared to the first quarter 2007 net income of $1,207,000.
The earnings were impacted by the mismatch of fair value assets and liabilities, the cost to carry nonperforming assets and higher interest expense levels. Despite the net loss, all regulatory capital ratios remain above the levels necessary to be considered a “well capitalized” institution.
“As we stated at year end, we are operating in a challenging real estate environment that is impacting us in a number of ways. At the same time, several bright spots appeared in the first quarter results. Gross insurance revenues for the quarter exceeded $1 million for the first time, approximately $2.1 million of OREO was sold during the quarter and approximately $3.0 million is under contract and is expected to settle in the second quarter of 2008. In addition, significant headway occurred in curing the fair value asset and liability mismatch,” said Thomas A. Young, Jr., President & CEO.
The first quarter 2008 results include a loss of approximately $2.5 million on Fair Value Adjustments and trading activity. As we have repositioned the balance sheet the items accounted for under SFAS No. 159, Fair Value Option for Financial Assets and Financial Liabilities have generated a net loss for the organization. The bulk of the loss is the mark to market adjustment on liabilities. As the organization entered the first quarter approximately $85.0 million of assets were accounted for on a fair value basis and approximately $187.3 million of liabilities were accounted for on a fair value basis. During the quarter, the organization prepaid $40 million of FHLB advances at rates ranging from 4.21% to 4.71% and had maturities of additional fair value liabilities totaling $32.0 million. As of the beginning of the second quarter 2008, the fair value assets and liabilities are substantially more in balance. Approximately, $89.4 million of trading assets are accounted for on a fair value basis compared to $115.7 million of liabilities accounted for on a fair value basis. The actions taken during the first quarter should reduce the negative earnings volatility experienced in the recent quarters. In addition, the changes made to the fair value liability portfolio will help in lowering our cost of funds.
We experienced an expected migration of non-performing assets as specific loans shifted from impaired to non-accrual to OREO and, as noted above, we were successful in selling approximately $2.1 million of OREO at values equal to or slightly above our carrying values. The chart included later shows this migration. Actual chargeoffs for the quarter at $1.5 million related primarily to reserves established at year end 2007 to address this potential migration.
Total loans declined by approximately $5.4 million from March 31, 2007 to March 31, 2008. Total loans were $378.1 million as of March 31, 2008. Total assets were $554.4 million as of March 31, 2008 or $75.5 million less than the March 31, 2007 position of $629.9 million or $13.1 million greater than the December 31, 2007 level of $541.3 million. The year over year reduction in assets was primarily the result of the previously reported plan to reduce our investment portfolio and our exposure to mortgage related securities.
Our non-interest bearing deposits decreased by $45.9 million over the past year. Total non-interest bearing deposits were $79.0 million or 20.3% of total deposits as of March 31, 2008. In 2007, the impacts of a slowing real estate economy were noted in our balance sheet as deposits from title and escrow service companies decreased significantly over the calendar year 2007. As we enter the traditional spring home selling season we are seeing pockets of improvement. Our non-interest bearing deposits increased by $12.8 million or 19.3%, over the December 31, 2007 level of $66.2 million. The growth is coming from both existing clients and expansion of our title and escrow services client base.
Harvey E. Johnson, Jr., Chairman of the Board stated, “We are pleased with the action management has taken during the quarter. The significant reduction in fair value liabilities will help the organization as we go forward in 2008 and beyond. During the quarter we saw several properties identified as nonaccrual or performing with a specific allocation of the allowance for loan losses migrate into OREO. This natural progression makes sense and gives Alliance the ability to control the properties. The bright spots noted by our President are key indicators of the attention and focus management placed on the challenges. As we manage through the real estate recession our management team continues to take proactive measures to position the organization for the future.”
Some of the matters discussed herein may include forward-looking statements. These forward-looking statements may include statements regarding profitability, balance sheet management goals and actions and financial and other goals. These statements are based on certain assumptions and analyses by the company and other factors it believes are appropriate in the circumstances. However, the company’s expectations are subject to a number of risks and uncertainties such as changes in personnel, interest rates, accounting standards, economic conditions and other factors that could cause actual results, events and developments to differ materially from those contemplated by any forward-looking statements herein. Consequently, all forwarding-looking statements made herein are qualified by these cautionary statements and cautionary language in the company’s most recent report on Form 10-K and other documents filed with the Securities and Exchange Commission.
More information on Alliance Bankshares Corporation can be found online at www.alliancebankva.com, or by phoning an Alliance office.
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ALLIANCE BANKSHARES CORPORATION
Consolidated Balance Sheets

	March 31,	December 31,	March 31,
	2008*	2007	2007*
	(Dollars in thousands)
ASSETS

Cash and due from banks	$26,294	$10,121	$25,363
Federal funds sold	2,935	1,256	16,589
Trading securities, at fair value	89,355	84,950	154,583
Investment securities available-for-sale, at fair value	25,320	26,128	28,513
Investment securities held-to-maturity, at amortized cost	—	—	100

Loans held for sale	2,209	1,925	8,656
Loans, net of unearned discount and fees	378,068	398,224	383,530
Less: allowance for loan losses	(5,421)	(6,411)	(4,470)

Loans, net	372,647	391,813	379,060

Premises and equipment, net	1,997	2,106	2,352
Other real estate owned (OREO)	14,200	4,277	—
Goodwill and intangibles	6,339	6,338	5,498
Other assets	13,071	12,348	9,167

TOTAL ASSETS	$554,367	$541,262	$629,881

LIABILITIES AND STOCKHOLDERS’ EQUITY

Non-interest bearing deposits	$78,969	$66,152	$124,861
Interest-bearing deposits ($89,259, $110,665 and $108,094 at fair value)	309,109	299,112	285,995

Total deposits	388,078	365,264	410,856

Repurchase agreements, federal funds purchased and other borrowings	57,383	38,203	73,329
Federal Home Loan Bank advances ($26,443, $76,615 and $74,943 at fair value)	51,443	76,615	74,943
Trust Preferred Capital Notes	10,310	10,310	10,310
Other liabilities	3,580	5,137	4,569
Commitments and contingent liabilities	—	—	—

TOTAL LIABILITIES	510,794	495,529	574,007

Common stock, $4 par value; 15,000,000 shares authorized; 5,106,819, 5,106,819 and 5,551,477 shares issued and outstanding at March 31, 2008, December 31, 2007 and March 31, 2007, respectively.	20,427	20,427	22,206
Capital surplus	25,153	25,082	29,126
Retained earnings (deficit)	(1,678)	400	4,586
Accumulated other comprehensive (loss), net	(329)	(176)	(44)

TOTAL STOCKHOLDERS’ EQUITY	43,573	45,733	55,874

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$554,367	$541,262	$629,881

*	Unaudited financial results

ALLIANCE BANKSHARES CORPORATION
Consolidated Income Statements

	Three Months Ended	Three Months Ended
	March 31,	March 31,
	2008*	2007*
	(Dollars in thousands, except per share)
INTEREST INCOME:
Loans	$6,241	$7,742
Investment securities	299	348
Trading securities	1,109	1,868
Federal funds sold	46	81

Total interest income	7,695	10,039

INTEREST EXPENSE:
Deposits	3,259	3,063
Purchased funds and other borrowings	1,267	2,243

Total interest expense	4,526	5,306

Net interest income	3,169	4,733
Provision for loan losses	550	305

Net interest income after provision for loan losses	2,619	4,428

OTHER INCOME:
Deposit account service charges	78	110
Gain on sale of loans	60	660
Insurance commissions	1,063	896
Net gain on sale of securities	2	72
Trading activity and fair value adjustments	(2,555)	143
Other operating income	43	53

Total other income	(1,309)	1,934

OTHER EXPENSES:
Salaries and employee benefits	2,294	2,383
Occupancy expense	545	510
Equipment expense	235	250
Operating expenses	1,390	1,456

Total other expenses	4,464	4,599

INCOME (LOSS) BEFORE INCOME TAXES	(3,154)	1,763
Income tax expense (benefit)	(1,076)	556

NET INCOME (LOSS)	$(2,078)	$1,207

Net income (loss) per common share, basic	$(0.41)	$0.22

Net income (loss) per common share, diluted	$(0.41)	$0.21

Weighted average number of shares, basic	5,106,819	5,551,477

Weighted average number of shares, diluted	5,106,819	5,824,498

*	Unaudited financial results

ALLIANCE BANKSHARES CORPORATION
Consolidated Statistical Information
Performance Information

	March 31,	March 31,
	2008*	2007*
	(Dollars in thousands, except per share)
Performance Information:

For The Three Months Ended:
Average loans	$389,585	$389,526
Average earning assets	507,611	589,326
Average assets	546,908	622,971
Average non-interest bearing deposits	65,323	99,992
Average total deposits	370,087	384,906
Average interest-bearing liabilities	432,535	460,149
Average equity	45,028	55,495
Return on average assets	NM	0.79%
Return on average equity	NM	8.82%
Net interest margin (1)	2.57%	3.31%
Earnings per share, basic	$(0.41)	$0.22
Earnings per share, diluted	(0.41)	0.21

*	Unaudited financial results

(1)	On a fully-tax equivalent basis assuming a 34% federal tax rate.

NM = Not Meaningful

ALLIANCE BANKSHARES CORPORATION
Consolidated Statistical Information
Credit Quality Information (1)

	March 31,	December 31,	March 31,
	2008*	2007	2007*
	(Dollars in thousands)
Credit Quality Information:
Nonperforming assets:
Impaired loans (performing loans with a specific allowance)	$6,385	$2,902	$262
Non-accrual loans	4,009	17,108	998
OREO[1]	14,200	4,277	—

Total nonperforming assets & past due loans	$24,594	$24,287	$1,260

Specific reserves associated with impaired loans	$1,262	$2,163	$128

[1]	During the quarter there were foreclosures on non-accruing loans of $13.4 million, charge-offs of $1.6 million against the allowance, and sales of $2.1 million.
Largest components of the nonperforming assets listed above:
March 31, 2008 impaired loans (99.1% of the total)
     $2.5 million which is a single family residence under construction in Northern Virginia.
     $1.6 million which is a series of equipment loans and a line of credit to a single borrower involved in real estate development activities.
     $1.3 million which is secured by a completed available for sale single family residence in Northern Virginia.
     $932 thousand which is a first and second trust on an office condominium in Northern Virginia.
March 31, 2008 non-accrual loans (100% of the total)
     $2.1 million which is secured by residential building lots in Northern Virginia.
     $1.3 million to seven borrowers which are consumer HELOCs.
     $650 thousand which is a first and second trust with a pending sales contract expected to close in the second quarter of 2008.
March 31, 2008 OREO (98% of the total)
     $6.1 million which consists of one single family residential construction loan and three land loans all to one borrower in Northern Virginia.
     The house has a pending sales contract of
     $2.5 million which is expected to close in the second quarter of 2008. (Non-accrual as of 12/31/07)
     $2.6 million on building lots in Northern Virginia. (Non-accrual as of 12/31/07)
     $2.3 million which is farmland/development acreage in the Winchester Virginia area. (Non-accrual as of 12/31/07)
     $2.0 million secured by a completed available for sale single family residence in Northern Virginia. (Non-accrual as of 12/31/07)
     $585 thousand which is a two unit office condominium in Richmond, Virginia. (OREO as of 12/31/07)
     $435 thousand which is a single family residence for sale in Fredericksburg, Virginia. (OREO as of 12/31/07)

ALLIANCE BANKSHARES CORPORATION
Consolidated Statistical Information
Credit Quality Information (1)

	March 31,	March 31,
	2008*	2007*
	(Dollars in thousands)
For The Three Months Ended:

Balance, beginning of period	$6,411	$4,377
Provision for loan losses	550	305

Loans charged off [1]	(1,627)	(218)
Recoveries of loans charged off	87	6

Net charge-offs	(1,540)	(212)

Balance, end of period	$5,421	$4,470

1      First quarter loan charge-offs of $1.6 million reflect $1.5 million of specific allocations of the allowance for loan loss provided at December 31, 2007.

	March 31,	December 31,	March 31,
	2008*	2007	2007*
Ratios:
Allowance for loan losses to total loans	1.43%	1.61%	1.17%
Allowance for loan losses to non-accrual loans	1.4X	0.4X	4.5X
Allowance for loan losses to nonperforming assets	0.2X	0.3X	3.5X
Nonperforming assets to total assets	4.44%	4.48%	0.20%
Net charge-offs to average loans	0.40%	0.95%	0.05%

*	Unaudited financial results

(1)	The allowance for loan losses includes a specific allocation for all impaired loans. Nonperforming assets are defined as impaired loans, non-accrual loans, OREO and loans past due 90 days or more and still accruing interest.

ALLIANCE BANKSHARES CORPORATION
Consolidated Statistical Information
Trading Asset & Liability Summary

	March 31, 2008		December 31, 2007		March 31, 2007
	Fair		Fair		Fair
Trading Securities	Value	Yield	Value	Yield	Value	Yield
	(Dollars in thousands)
U.S. government corporations & agencies	$33,716	5.61%	$19,547	6.11%	$58,385	4.45%
U.S. government CMOs	—	0.00%	—	0.00%	24,339	4.27%
U.S. government MBS	—	0.00%	—	0.00%	18,462	4.16%
PCMOs [1]	13,749	5.38%	20,669	5.33%	53,397	5.14%
SBA securities [2]	41,890	4.89%	44,734	5.65%	—	0.00%

Totals	$89,355	5.25%	$84,950	5.68%	$154,583	4.63%

[1]	All PCMOs are rated AAA by Moody’s, S&P or Fitch.

[2]	SBA securities are U.S. government agency securities. For presentation purposes they are separated out on the table above.

	March 31, 2008	December 31, 2007	March 31, 2007
	Fair	Fair	Fair
Fair Value Assets and Liabilities	Value	Value	Value
	(Dollars in thousands)
Trading securities	$89,355	$84,950	$154,583

Interest-bearing deposits (brokered certificates of deposit)	$89,259	$110,665	$108,094
FHLB advances	26,443	76,615	74,943

Total fair value liabilities	$115,702	$187,280	$183,037

ALLIANCE BANKSHARES CORPORATION
Consolidated Statistical Information
Capital Information

	March 31,	December 31,	March 31,
	2008*	2007	2007*
	(Dollars in thousands, except per share)
Capital Information:
Book value per share	$8.53	$8.96	$10.06
Tier I risk-based capital ratio	10.8%	11.7%	13.8%
Total risk-based capital ratio	12.1%	12.9%	14.8%
Leverage capital ratio	8.8%	9.0%	9.7%
Total equity to total assets ratio	7.9%	8.5%	8.9%

*	Unaudited financial results